Exhibit 10.01

Directors Compensation Arrangements

September 29, 2004

Members of the Board of Directors of Cascade Natural Gas Corporation are compensated for their services on the Board of Directors and Board committees as follows:

Non-employee directors each receive an annual stipend of $5,000, as well as a fee of $500 for each Board or Committee meeting attended, or a Committee fee of $250 if the Committee meeting is held on the same day as the Board meeting.

The Chair of the Audit Committee, the Pension Committee, the Governance Nominating and Compensation Committee and ad hoc Committees, each will receive an additional annual stipend of $5,000 per year.  Payment for service as a Committee Chair is to be prorated if service is for a partial year.

The Chairman of the Board receives $2,500 per month.

The Directors named as “financial experts” will receive an additional annual stipend of $3,000, as long as they are not already being compensated for being the Chair of the Audit Committee or the Chairman of the Board.

Each Director also receives annually 500 shares of the Corporation’s common stock for service pursuant to the 2000 Directors Stock Award Plan.  Directors may elect to defer receipt of his/her shares until he/she is no longer a member of the Board of Directors pursuant to such plan.

Employee directors receive no additional compensation for serving as directors.